Exhibit 10.1

November 27, 2023

Steve Dawson

Dear Steve,

We are extremely pleased to inform you that you have been chosen to be the President, Bel Power Solutions. You have been selected for this position based on your outstanding performance, technical capability, leadership skills, and dedication to continuously help us grow. We are truly excited by the prospect of you joining the Executive Team and continuing our transformation.

The terms and conditions of your employment are set forth:

●	This position will report to Dan Bernstein, President and CEO of Bel.

●	As Bel is an “At Will” employer, this offer is for a non-specified period of time.

●	Place of work will be 1700 Finley Road, Lombard, IL 60148 or at other group locations if business reasons demand it.

●	Your new role will be effective July 1, 2024.

●	Your annual salary will be $250,000 to be paid out semi-monthly in an equal manner over the course of the year.

●	You will be awarded a one-time stock grant of 10,000 shares in the normal cycle of grant awards that will vest on the same schedule as the executive team.

●	Your position is exempt from minimum wage, overtime, and other provisions under state and/or federal law.

●	Your current time off will remain the same, and your benefits will remain as elected and enrolled.

It is our sincere hope that your career with Bel will be both successful and rewarding. Your continued employment with the Company will be contingent on satisfactory work performance and the market conditions under which the Company must operate and is always to be considered “At Will.”  “At Will” means that both you and the Company have the unrestricted right to end the employment relationship at any time you or the Company may determine to be appropriate. Neither this letter nor any benefit plan nor any conversation you may have had with any member of Management is to be considered a guarantee of employment for any period of time or in any other manner an employment contract.

The policies and procedures of the Company may be changed from time to time, and you will be notified of those changes. I believe that the position will offer you opportunities for both personal and professional development, and I look forward to your formal acceptance of this offer. If the foregoing is acceptable, please sign the offer letter and return it to my attention via email to suzanne.kozlovsky@belf.com by close of business on Thursday, November 30, 2023. We look forward to hearing from you.

On behalf of the Executive Team, welcome aboard and we wish you much success. Please feel free to contact me if you have any questions regarding the offer or any other matter.

Sincerely,

By: /s/ Suzanne Kozlovsky

Suzanne Kozlovsky, Global Head of People

I have read this offer of employment, understand it, and accept employment on the basis set forth in this offer.

By: /s/ Steve Dawson

Steve Dawson